Exhibit L

Press Release

Paris, 11 November 2015
No. 15/15

Planned Merger MPI and Maurel & Prom

AVAILABILITY OF PREPARATORY DOCUMENTS FOR THE SHAREHOLDERS’

COMBINED GENERAL MEETING OF 17 DECEMBER 2015

The Company informs its shareholders that they are invited to attend the combined general meeting (ordinary and extraordinary) at Pavillon Gabriel, 5 avenue Gabriel (75008 Paris), on 17 December 2015, at 10.00 am.

Notice of the shareholders’ combined general meeting (ordinary and extraordinary) was published in the Bulletin des Annonces Légales Obligatoires (BALO) of 11 November 2015, as well as on the Company’s website (www.mpienergy.com). It contains the agenda for this general meeting, the draft resolutions proposed by the board of directors and the main conditions under which shareholders may participate, vote and exercise their rights.

The report of the board of directors to the shareholders’ combined general meeting (ordinary and extraordinary) is also available now on the Company’s website (www.mpienergy.com) in accordance with the AMF recommendation No. 2012-05.

In accordance with applicable legal and regulatory provisions, all the documents that must be kept at the disposal of shareholders under general meetings will be available at the Company’s registered office, within the applicable time limits, and, in relation to the documents provided for in Article R. 225-73-1 of the French commercial Code, on the Company’s website at the following address: www.mpienergy.com from the twenty-first day at the latest preceding the shareholders’ combined general meeting (ordinary and extraordinary) of the Company.

The Company also reminds, as part of the merger with Maurel & Prom, that the draft merger agreement and the reports of the merger auditors on the value of contributions and the remuneration for the contributions are available on its website (www.mpienergy.com) in the section dedicated to the operation “Planned merger Maurel & Prom and MPI”. In accordance with applicable legal regulatory provisions, these documents have also been filed with the registrar of the commercial Court of Paris.

Important information

This press release does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.com).

PRESS CONTACTS, INVESTOR AND SHAREHOLDER RELATIONS

MPI

ir@mpienergy.com

Phone: +33 1 53 83 55 44

For more information: www.mpienergy.com

Listed on: NYSE Euronext – Compartment B – CAC All Shares – CAC PME

ISIN code: FR0011120914

MPI is eligible for the French “PEA PME” investment scheme

This document may contain forward-looking statements about MPI’s financial position, income, activities and industrial strategy. By nature, forward-looking statements contain risks and uncertainties to the extent that they are based on events or circumstances that may or may not happen in the future. These projections are based on assumptions we believe to be reasonable, but which may prove to be incorrect and which depend on a number of risk factors such as, fluctuations in crude oil prices, changes in exchange rates, uncertainties related to the valuation of our oil reserves, actual rates of oil production and the related costs, operational problems, political stability, legislative or regulatory reforms, or even wars, terrorism and sabotage.

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